EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 33-45092, 33-47604, 33-85512, 333-2894, 333-2896, 333-51577, 333-82965, 333-39124, 333-61660, and 333-108050) and Form S-3 (No.’s 33-83602, 333-2898, 333-87033, 333-33340, 333-61144, 333-75066, 333-101278, 333-108008, and 333-111086) of our report dated February 6, 2004, with respect to the consolidated financial statements of Amylin Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

San Diego, California
March 10, 2004